                                                                 EXHIBIT 30

                                [WLR FOODS LOGO]
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


         A special meeting of shareholders of WLR Foods, Inc. is scheduled to be held on Saturday, May 21, 1994, at 1:00 p.m. at Turner Ashby High School, 800 North Main Street, Bridgewater, Virginia, for the following purposes:


       1. To consider a proposal of Tyson Foods, Inc. to grant it and its associates voting rights for the shares of WLR Foods stock it has acquired or may acquire in connection with their offer to buy WLR Foods.


       2. To transact such other business as may properly come before the special meeting. The Board of Directors knows of no such business at this time.



         Only shareholders of record at the close of business on April 14, 1994 are entitled to notice of and to vote at the special meeting or any adjournments of the special meeting. Certain 'interested shares' (as defined in Virginia's Control Share Acquisition Statute) shall not be entitled to vote on the Tyson proposal (Proposal No. 1). See the accompanying Proxy Statement for a description of what shares are 'interested shares.'



         Shareholders who do not vote in favor of the Tyson proposal (Proposal No. 1) and who otherwise comply with the requirements of the dissenters' rights provisions of the Virginia Stock Corporation Act will have the right, if Tyson's proposal is approved and Tyson obtains the beneficial ownership of a majority of WLR Foods common stock, to seek appraisal rights of their shares of WLR Foods common stock. This procedure would allow shareholders to receive the fair value of their WLR Foods shares in accordance with Virginia law. See 'RIGHTS OF DISSENTING SHAREHOLDERS' in the accompanying Proxy Statement and Appendix III for a description of the procedures which should be followed by shareholders wishing to exercise their dissenters' rights.



         To assure that your shares are represented and voted at the special meeting, please sign, date and mark the enclosed white proxy, and mail it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy at any time until completion of the vote.


                                          By Order of the Board of Directors
                                          /s/ Delbert L. Seitz
April 21, 1994                            Delbert L. Seitz, Secretary


YOUR VOTE IS VERY IMPORTANT. WLR FOODS IS ENGAGED IN A PROXY CONTEST WITH TYSON AND EVERY SINGLE VOTE IS IMPORTANT! TO SUPPORT YOUR BOARD OF DIRECTORS, PLEASE SIGN, DATE, MARK AND PROMPTLY MAIL YOUR WHITE PROXY CARD AT ONCE IN THE RETURN ENVELOPE PROVIDED. DO NOT SIGN ANY TYSON PROXY CARD, EVEN AS A VOTE OF PROTEST. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL WLR FOODS AT (703) 896-7001, OR D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL-FREE, AT 800-669-5550.
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                                   IMPORTANT

         Your vote is important. Regardless of the number of shares of WLR Foods common stock you own, please vote as recommended by your Board of Directors by voting AGAINST the Tyson proposal (Proposal 1). To do so, please take these two simple steps:


       1. PLEASE SIGN, DATE, MARK AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.



       2.   DO NOT RETURN ANY PROXY CARDS SENT TO YOU BY TYSON.



  IF YOU VOTED TYSON'S PROXY CARD BEFORE RECEIVING YOUR WLR FOODS WHITE PROXY
   CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING, MARKING AND MAILING THE ENCLOSED WHITE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE SPECIAL MEETING.


            WARNING: TYSON IS USING THE NAME 'WLR ACQUISITION CORP.'
              DO NOT BE CONFUSED. WLR ACQUISITION CORP. IS TYSON.


         If you own your shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a white card on your behalf. You should also promptly sign, date, mark and mail your white card when you receive it from your broker. Please do so for each separate account you maintain.


         You should return your white proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend.

         IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL US AT (703) 896-7001. YOU MAY ALSO CALL D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL-FREE, AT 800-669-5550.

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                                WLR FOODS, INC.
                                 P. O. BOX 7000
                            BROADWAY, VIRGINIA 22815

                                PROXY STATEMENT


             This Proxy Statement is furnished in connection with the solicitation of proxies for use at a special meeting of shareholders of WLR Foods, Inc. ('WLR Foods' or the 'Company') scheduled to be held Saturday, May 21, 1994, at 1:00 p.m. at Turner Ashby High School, 800 North Main Street, Bridgewater, Virginia, and at any adjournments or postponements thereof (the Special Meeting). The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The approximate mailing date of this Proxy Statement and the accompanying proxy is April 21, 1994.
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

             All properly executed proxies will be voted at the Special Meeting according to their instructions. In the absence of such instructions, such proxies will be voted AGAINST the Tyson proposal (Proposal No. 1). Any person signing and mailing the enclosed proxy may revoke the proxy at any time until completion of the vote. For each shareholder who is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, the accompanying white proxy covers the shares of Company common stock in such shareholder's account, as well as shares registered in the shareholder's name.



             The cost of soliciting the enclosed proxies will be paid by the Company. Solicitations will be made by mail, except that, if necessary, officers, directors and regular employees of the Company and its affiliates may solicit proxies by telephone, telegraph, facsimile or other electronic means or by personal calls. The Company has also retained D.F. King & Co., Inc. to assist in the solicitation of proxies. Brokerage houses and nominees will be requested to forward proxy solicitation material to beneficial owners of WLR Foods stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this regard.



             Under Virginia law, the Company's expenses in connection with the Special Meeting will be paid for by Tyson.


                      OUTSTANDING SHARES AND VOTING RIGHTS


             Only shareholders of record at the close of business on April 14, 1994 will be entitled to notice of and to vote at the Special Meeting. As of such date, the Company had outstanding 10,970,878


                                                                               1
________________________________________________________________________________


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shares of its  common stock, no  par value. Except  for 'interested shares,'  as described on the next page of this Proxy Statement, each share of outstanding common stock is entitled to one vote at the Special Meeting (Disinterested Shares). A majority of all Disinterested Shares constitutes a quorum. If a Disinterested Share is represented for any purpose at the Special Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (Broker Shares) which are voted on any matter are included in determining the number of votes present or represented at the Special Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, the Tyson proposal (Proposal No. 1) will be approved if it receives the majority vote of all outstanding Disinterested Shares. Abstentions will have the same effect as opposing votes.


                                TYSON'S PROPOSAL

             On March 9, 1994, Tyson began a hostile, unsolicited tender offer to purchase all outstanding shares of WLR Foods common stock for $30 per share,
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

as set forth in Tyson's Offer to Purchase dated March 9, 1994 and the related Letter of Transmittal (the tender offer). Among the many conditions to Tyson's tender offer is the requirement that it receive voting rights under Virginia's Control Share Acquisition Statute (the Control Share Statute) for all of the shares of WLR Foods common stock Tyson and its 'associates' (as such term is defined in the Control Share Statute) have acquired, or intend to acquire, in their effort to take control of the Company. A copy of the Control Share Statute is included as Appendix I and the following description is qualified in its entirety by reference to Appendix I and any amendments to the Control Share Statute as may be adopted after the date of this Proxy Statement.

             Tyson's prior acquisition of approximately 5% of the Company's common stock, along with Tyson's tender offer, if successful, would amount to a 'control share acquisition' under the Control Share Statute. Basically, a 'control share acquisition' is the direct or indirect acquisition (other than 'excepted acquisitions,' which are not relevant here) of shares of the Company that, when added to all other Company shares owned by the acquiror, would entitle the acquiror to vote, in the case of Tyson's tender offer, a majority of the Company's shares. Since the Company has not 'opted-out' of the Control Share Statute, any shares acquired in a control share acquisition or prior to a control share acquisition and pursuant to a plan to make a control share acquisition have no voting rights unless voting rights are granted by a resolution approved by a majority of the Disinterested Shares. Thus, the Control Share Statute will deny voting rights to the shares acquired by Tyson or its associates pursuant

2 ______________________________________________________________________________


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to, or in contemplation of, Tyson's  tender offer, absent such resolution.  YOUR
BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE TYSON PROPOSAL (PROPOSAL NO. 1).

             For the Tyson proposal (Proposal No. 1) to be adopted, it must be approved by a majority of the Company's outstanding common stock, other than 'interested shares.' 'Interested shares' are shares of the Company the voting of which may be exercised or directed by (i) Tyson and its associates, (ii) any officer of the Company, or (iii) any employee who is also a director of the Company. According to the Company's bylaws, the record date for determining which shareholders are entitled to vote at the Special Meeting is the date on which Tyson requested the Special Meeting. This is the same day that the determination of 'interested shares' is made. This date was April 14, 1994.


             The Company believes that, as of April 14, 1994, the record date for the Special Meeting, the 600,063 shares owned by Tyson and its affiliates, as well as 59,095 shares owned directly by the Company's officers are 'interested shares.' In interpreting the Control Share Statute, the Company has concluded that the 59,095 shares over which officers exercise voting authority as a fiduciary or which are held by such officers' spouses are not 'interested shares' within the meaning of the Control Share Statute. Based on these numbers, as of April 14, 1994, there are 10,311,720 outstanding 'Disinterested Shares' entitled to vote on the Tyson proposal (Proposal No. 1). In addition, Tyson has asserted in legal proceedings that shares beneficially owned by four WLR Foods directors are 'interested shares.' See 'SECURITY OWNERSHIP OF CERTAIN PERSONS.'



             Tyson has requested the Special Meeting and is seeking your vote to determine whether the shares of Company stock Tyson and its associates have acquired, and intend to acquire, in their efforts to take control of the Company should have voting rights. The exact text of the Tyson proposal (Proposal No. 1) is set forth in Appendix II. As required, Tyson's request for this Special Meeting was accompanied by a 'control share acquisition statement,' a copy of which is enclosed with this Proxy Statement. The Company has been advised by its attorneys that, in the event Tyson amends its tender offer, Tyson may be required under Virginia law to amend its control share acquisition statement which could have the effect of delaying the Special Meeting. You will be advised if the date of the Special Meeting is changed.


             As authorized by the Company's bylaws, if the Company's shareholders do not approve the Tyson proposal (Proposal No. 1), then at any time within sixty (60) days after the Special Meeting, the Company may redeem (purchase) any shares of the Company's stock owned by Tyson or its associates acquired in a 'control share acquisition' at the average price Tyson paid for the Company's stock.

                                                                               3
________________________________________________________________________________


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             Quite obviously, Tyson  wants voting stock.  Without voting  rights they will not be able to force WLR Foods into a merger with Tyson. The Board strongly urges its shareholders not to give them this chance. In short, if you want to stop Tyson, don't give them voting rights -- do not sign any Tyson proxy.


                 YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE AGAINST PROPOSAL NO. 1


             To support your Board of Directors in its effort to protect your long-term best interests, please SIGN, DATE, MARK and PROMPTLY MAIL the enclosed WHITE proxy card in the postage-paid envelope provided. Voting your proxy is very important even if you plan to attend the Special Meeting in person. If you have voted Tyson's proxy card before receiving this proxy material, or if you wish to change your mind, you have every right to change your vote by signing, dating, marking and mailing the enclosed white proxy. Only your latest dated proxy card will count at the Special Meeting. You may revoke your proxy at any time until completion of the vote.



             PLEASE ACT TODAY -- SIGN, DATE, MARK AND PROMPTLY MAIL
                                YOUR WHITE PROXY


                       RIGHTS OF DISSENTING SHAREHOLDERS


             If the shares acquired by Tyson and its associates pursuant to, or in contemplation of, Tyson's tender offer are accorded full voting rights by the adoption of the Tyson proposal (Proposal No. 1) at the Special Meeting, and the Tyson tender offer is consummated so that Tyson acquires beneficial ownership of shares of WLR Foods stock which are entitled to cast a majority of the votes which could be cast in an election of directors (Majority Control), WLR Foods shareholders who do not vote in favor of the Tyson proposal (Proposal No. 1) will be entitled to exercise dissenters' rights (Dissenters' Rights) to receive the fair value of their WLR Foods shares pursuant to Article 15 of the Virginia

Stock Corporation Act, as amended by certain provisions of the Control Share Statute. ANY SHAREHOLDER WHO VOTES FOR THE TYSON PROPOSAL (PROPOSAL NO. 1) WILL LOSE THEIR RIGHT TO EXERCISE DISSENTERS' RIGHTS.


             A copy of Article 15, as well as the provisions of the Control Share Acquisition Statute which amends Article 15, is included with this Proxy Statement as Appendix III and the following dissenters' rights description is qualified in its entirety by reference to Appendix III, and any amendments to such provisions as may be adopted after the date of this Proxy Statement.

4 ______________________________________________________________________________


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             Dissenters' Rights are available to all WLR Foods shareholders  who do not vote in favor of the Tyson proposal (Proposal No. 1) if the Tyson proposal is approved at the Special Meeting and Tyson obtains Majority Control. If Tyson acquires Majority Control, within ten days thereafter WLR Foods will deliver a dissenters' notice in writing to all WLR Foods shareholders who did not vote in favor of the Tyson proposal (Proposal No. 1). The dissenters' notice will set forth instructions as to how such shareholders may demand payment for their shares and will set forth a date by which payment must be received, which date may not be fewer than 30 nor more than 60 days after the date of delivery of the dissenters' notice. The dissenting shareholder must then send his demand for payment to WLR Foods, certify that he acquired beneficial ownership of the shares before or after the date set forth in the dissenters' notice, and deposit his WLR Foods stock certificates in accordance with the terms of the dissenters' notice. A shareholder who does not demand payment and deposit his share
certificates   where  required  will  not  be  entitled  to  payment  under  the
Dissenters' Rights provisions.


             Except as provided below with respect to after-acquired shares, within 30 days after receipt of payment demand (as set forth above) from a dissenting WLR Foods shareholder, WLR Foods will pay the dissenter its estimate of the fair value of his stock which shall not be less than the highest price per share paid in Tyson's control share acquisition, as adjusted for any subsequent share dividends or reverse share splits or similar changes, plus accrued interest. A dissenter may notify WLR Foods in writing of his own estimate of the fair value of his shares and the amount of interest due and demand payment of such estimate, or reject WLR Foods offer and demand payment of the fair value of his shares and interest due if the dissenter believes that the amount paid is less than the fair value of his shares or that the interest due is incorrectly calculated. A dissenter waives the right to demand such payment unless he notifies WLR Foods of such demand in writing within 30 days after WLR Foods made or offered payment for the shares.

             If a shareholder's demand for payment remains unsettled, WLR Foods will commence a proceeding within 60 days after receiving the payment demand and will petition the appropriate Virginia Circuit Court to determine the fair value of the shares and accrued interest. If WLR Foods does not commence such proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by WLR Foods. The court will determine all costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court and assess the cost against

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 7                                                           5
________________________________________________________________________________


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the  Company or against all or some of the dissenters in amounts the court finds equitable to the extent the court finds that the dissenters did not act in good faith in demanding payment.

             Any shareholder who chooses to exercise his Dissenters' Rights should carefully review the provisions of Article 15 and other relevant provisions of the Virginia Stock Corporation Act and are urged to consult with their legal advisor.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS


             The following table sets forth the number and percentage of shares of Company common stock held as of April 14, 1994 by the only persons who, to the knowledge of the Company, beneficially own 5% or more of the Company's outstanding common stock.

                                   NUMBER                      PERCENT
   NAME AND ADDRESS           BENEFICIALLY OWNED             OF CLASS 1
William D. Wampler               605,974 2                      5.42%
  Route 8, Box 112
  Harrisonburg, VA 22801
Tyson Foods, Inc.                600,063 3                      5.37%
  WLR Acquisition Corp.
  2210 West Oaklawn Drive
  Springdale, AR 72762


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1     Based  on 10,970,878 shares outstanding as  of April 14, 1994 plus 204,750 shares which members of management have the option to purchase within 60 days of April 14, 1994.

2 Includes 272,207 shares owned directly and as general partner of Wampler Land, 133,637 shares owned by his wife, 18,793 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director, 129,646 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 51,691 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

3 Tyson Foods, Inc. owns 63 shares directly. The remaining 600,000 shares are beneficially owned by Tyson Foods, Inc. indirectly through its ownership of all of the outstanding capital stock of WLR Acquisition Corp.

6 ______________________________________________________________________________


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             The following table sets forth the number and percentage of  shares of Company common stock held as of April 14, 1994 by each of the Company's directors, each executive officer of the Company who was required to be named in the Cash Compensation Table of the Company's 1993 Proxy Statement, and by all directors and executive officers as a group.



                                   NUMBER                  PERCENT
   NAME                       BENEFICIALLY OWNED           OF CLASS1
John J. Broaddus                   30,519 2                   *
George E. Bryan                   304,046 3                 2.7%
Charles L. Campbell                 8,352 4                   *
Stephen W. Custer                  62,102 5                   *
Calvin G. Germroth                 12,020 6                   *
William H. Groseclose               1,126 7                   *
J. Craig Hott                      70,047 8                   *
James L. Keeler                   141,253 9                 1.3%
Herman D. Mason                   197,612 10                1.8%
James L. Mason                     85,846 11                  *
V. Eugene Misner                   59,054 12                  *
Delbert L. Seitz                   16,350 13                  *
Charles W. Wampler, Jr.           347,989 14                3.1%
William D. Wampler                605,974 15                5.4%
14 directors and executive
  officers as a group           1,759,588 16               15.7%



- ------------

*    Denotes percent ownership not exceeding 1% of the class of common stock.


1 Based on 10,970,878 shares outstanding as of April 14, 1994 plus 204,750 shares which members of management have the option to purchase within 60 days of April 14, 1994.


                                                                               7
________________________________________________________________________________


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2     Includes  28,019 shares owned directly and 2,500 shares which
      Mr. Broaddus has the option to purchase within 60 days of April 14, 1994 through the exercise of options.


3 Includes 105,264 shares owned directly and 198,782 shares owned by his wife. Mr. Bryan disclaims beneficial interest in the shares held by his wife.

4     All shares owned directly.

5 Includes 33,418 shares owned directly, 9,328 shares owned by his wife, 17,923 shares held as custodian for Mr. Custer's three children, and 1,433 shares owned by his daughter who lives at Mr. Custer's home. Mr. Custer disclaims beneficial interest in the shares owned by his wife and daughter or held by him as custodian.

6 All shares owned directly and through a self-directed retirement account.

7     All shares owned directly.

8 Includes 69,847 shares owned by E. E. Hott, Inc., of which Mr. Hott is an officer and director, and 200 shares held by his wife as custodian for Mr. Hott's two children. Mr. Hott disclaims beneficial interest in the shares held by his wife as custodian.

9 Includes 24,428 shares owned directly and through self-directed retirement accounts, 15,575 shares owned by his wife directly and through her self-directed retirement account, and 101,250 shares which Mr. Keeler has the right to purchase within 60 days of April 14, 1994 through the exercise of options. Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

10 Includes 162,464 shares owned directly and 35,148 shares held as trustee for the Louise T. Mason Trust. Mr. Mason disclaims beneficial interest in the shares held by the Trust.

11 Includes 26,588 shares owned directly and through self-directed retirement accounts, 13,039 shares owned jointly with his wife, 685 shares owned by his wife through her self-directed retirement account, 3,034 shares held as custodian for Mr. Mason's two children, and 42,500 shares which Mr. Mason has the right to purchase within 60 days of April 14, 1994 through the exercise of options. Mr. Mason disclaims beneficial ownership in the shares owned by his wife or held by him as custodian.

12 Includes 15,459 shares owned directly and through his self-directed retirement account, 870 shares owned by his wife through her self-directed retirement account, 225 owned by his son who lives at Dr. Misner's house, and 42,500 shares which Dr. Misner has the right to purchase within 60 days of April 14, 1994 through the exercise of options. Dr. Misner disclaims beneficial ownership in the shares owned by his wife and son.

13 Includes 350 shares owned jointly with his wife and 16,000 shares which Mr. Seitz has the right to purchase within 60 days of April 14, 1994 through the exercise of options.


8 ______________________________________________________________________________


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14    Includes 121,342 shares owned directly  and as general partner of
      Wampler Land,  45,310 shares owned by his wife,  129,646 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 51,691 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

15 Includes 272,207 shares owned directly and as general partner of Wampler Land, 133,637 shares owned by his wife, 18,793 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director, 129,646 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 51,691 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.


16 This number does not reflect the sum of all of the preceding number of shares beneficially owned by all of the above-named directors and officers since 1,365 shares held by Charles W. Wampler, Jr. and William D. Wampler as general partners of Wampler Land, and 181,337 shares held as trustees by both Charles W. Wampler, Jr. and William D. Wampler have been taken into account in determining the number of shares beneficially owned by each of Charles W. Wampler, Jr. and William D. Wampler, individually. In addition, this amount includes the 204,750 shares which the group has the right to purchase within 60 days of April 14, 1994 through the exercise of options.




- ----------------------------------------------------------
             Two other officers of the Company hold stock as follows: Jane T. Brookshire, Vice President of Human Resources, owns 1,138 shares directly and through her self-directed individual retirement account and 459 shares jointly with her husband; and Gayle S. Payne, Assistant Secretary, owns 33 shares jointly with her husband.



             Tyson has asserted in legal proceedings that Herman D. Mason, George E. Bryan, Charles W. Wampler, Jr. and William D. Wampler each is an officer and/or employee of the Company for purposes of the Control Share Statute and that, accordingly, some or all of the shares shown above as beneficially owned by such persons are 'interested shares' under the Control Share Statute. The Company disagrees with Tyson's position and is seeking a determination that shares owned by these persons are Disinterested Shares. If the Company's position is not upheld by the Court, the number of Disinterested Shares may be reduced, thereby reducing the number of votes required to approve the Tyson proposal (Proposal No. 1).


                          INTERESTS OF CERTAIN PERSONS

             The Company has always been fortunate to have directors who are actively involved in, and knowledgeable about, the Company's businesses. As a result, the Company has certain business

                                                                               9
________________________________________________________________________________


- --------------------------------------------------------------------------------


relationships with these directors or their families on the same bases and terms as transactions with unrelated parties.


             The following table identifies (i) amounts in excess of $60,000 paid by the Company to each of the directors, members of their immediate family, and entities related to the directors who were contract growers with the Company during the period beginning July 4, 1993 and ending April 1, 1994, and (ii) amounts paid to directors who were contract growers if such payments exceeded five percent (5%) of the director's gross revenues for such activity during such time. All such transactions were on the same bases and terms as transactions with unrelated parties.



                                               TOTAL AMOUNT RECEIVED FROM THE
                                  DIRECTORS     COMPANY AND ITS SUBSIDIARIES
J. Craig Hott
     Hott's Farming, Inc.                                 $216,587
James L. Keeler
     Gregory Keeler, his son                              $ 90,036
Charles W. Wampler, Jr.
     Sunny Creek                                          $110,827
     C. W. Wampler & Sons                                 $158,768
William D. Wampler
     May Meadows Farm, Inc.                               $127,647
     C. W. Wampler & Sons                                 $158,768
Charles L. Campbell                                       $ 59,971
     Timothy Campbell, his son                            $ 23,683
Calvin G. Germroth                                        $ 27,825


             During the period beginning July 4, 1993 and ending April 1, 1994, the Company purchased, either directly or through third-party suppliers, $225,545 worth of fuel oil and propane from Franklin Oil Co., Inc., of which J. Craig Hott is a director and minority shareholder. The prices and terms were comparable to those of other oil companies in the area.

10______________________________________________________________________________


- --------------------------------------------------------------------------------

             During the same period, the Company paid $15,102 to Custer Associates, Inc., a consulting firm owned by Stephen W. Custer, which assisted with the Company-wide quality control program. The terms of this arrangement were competitive and fully disclosed to the Board.

             The Company also has entered into severance agreements with each of James L. Keeler, Delbert L. Seitz, James L. Mason, John J. Broaddus and V. Eugene Misner (the Severance Agreements). Pursuant to the Severance Agreements, each of these individuals is entitled to certain payments (described below) if the Company terminates their employment during a specified period following a 'Change in Control' of the Company. Tyson's completion of its tender offer would constitute a 'Change in Control' for purposes of these agreements.


             The severance agreements for each of Messrs. Keeler, Seitz and Mason provide that if the Company terminates his employment during the three year period following a Change in Control of the Company, other than for death, Cause (as defined in the severance agreement) or Disability (as defined in the severance agreement), or if he resigns for Good Reason (as defined in the severance agreement) during such three year period, he is entitled to receive an amount in cash (the Severance Payment) equal to three times his total annual compensation, which includes: (A) the higher of (x) his annual base salary on the date of termination or (y) his annual base salary in effect immediately prior to the Change in Control and (B) an amount equal to the average of the bonuses awarded to him in each of the three previous years, including, in the case of Mr. Keeler, any bonuses awarded pursuant to any deferred compensation arrangements. In the event that such payments become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax), the employee shall be entitled to receive a 'gross-up' payment in respect of such taxes and in respect of any taxes on such gross-up payment as specified in his severance agreement. These severance agreements also provide for the continuation of employee welfare benefits (such as health insurance) for three years after termination if his employment is terminated during such three year period. In addition, Mr. Keeler will be entitled to receive the Severance Payment and other severance benefits if he resigns for any reason during the 30-day period immediately following the first anniversary of a Change in Control. The severance agreements for Messrs. Broaddus and Misner are similar to those described above for Messrs. Seitz and Mason except they cover a two year period after a Change in Control, the amount payable is equal to one and one-half times his total annual compensation, and employee welfare benefits will continue for one and one-half years if his employment is terminated during such two year period.



             The Company estimates that the cash amount payable under these severance agreements to Messrs. Keeler, Mason, Seitz, Broaddus and Misner would be approximately $1,472,367, $669,603,


                                                                              11
________________________________________________________________________________


- --------------------------------------------------------------------------------


$466,857, $246,279 and $252,312, respectively, exclusive of any 'gross-up' payments (the only purpose of which is to keep the employee from being penalized by an extra excise tax) and payments in respect of stock options. Although the amount of any 'gross-up' payment is subject to a number of contingencies, the Company believes that only Messrs. Keeler, Seitz and Mason would receive such payments and that their total amount would be not more than $1.2 million and could be substantially less.


                                 OTHER MATTERS


             The Company is not aware of any other substantive matter to be considered at the Special Meeting and does not believe any other matter may properly come before the Special Meeting. However, if any other matter properly comes before the Special Meeting, the persons named as proxies will vote all proxies held by them according to their best judgment.



             All information regarding stock ownership by Tyson Foods, Inc. and WLR Acquisition Corp., a wholly-owned subsidiary of Tyson Foods, Inc. is based upon documents and records on file with the Securities and Exchange Commission. Although the Company does not have any knowledge that would indicate that any statements contained herein based upon such documents and records are untrue, the Company does not take any responsibility for the accuracy or completeness of any such information contained herein, or for any failure by Tyson Foods, Inc. or WLR Acquisition Corp. to disclose any events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Company.


                             SHAREHOLDER PROPOSALS

             Shareholders are reminded that proposals of shareholders intended to be presented at the Company's 1994 annual meeting must be received by the Secretary of the Company, at its principal executive offices, P.O. Box 7000, Broadway, Virginia 22815, for possible inclusion in its proxy statement relating to that meeting by May 24, 1994.

12______________________________________________________________________________


- --------------------------------------------------------------------------------

                               ADDITIONAL MATTERS


             If you have any questions about how to vote your shares, please call us at (703) 896-7001. You may also call D.F. King & Co., Inc., which has been retained to assist us in the solicitation of proxies for a fee estimated at $65,000, plus reimbursement of expenses, toll-free, at (800) 669-5550. If you need additional copies of WLR Foods' Schedule 14D-9, or would like information on how to withdraw shares you may have tendered into Tyson's tender offer, please call D.F. King & Co., Inc. at the above number.


                                          By Order of the Board of Directors
                                          /s/ Delbert L. Seitz
                                          Delbert L. Seitz, Secretary


                           YOUR VOTE IS VERY IMPORTANT
WLR FOODS IS ENGAGED IN A PROXY CONTEST WITH TYSON AND EVERY SINGLE VOTE IS IMPORTANT! TO SUPPORT YOUR BOARD OF DIRECTORS, YOU ARE URGED TO SIGN, DATE, MARK AND PROMPTLY MAIL YOUR WHITE PROXY CARD AT ONCE IN THE RETURN ENVELOPE PROVIDED. DO NOT SIGN ANY TYSON PROXY CARD, EVEN AS A VOTE OF PROTEST. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL WLR FOODS AT (703) 896-7001, OR D. F. KING & CO., INC., WHICH IS ASSISTING US, TOLL-FREE, AT 800-669-5550.



- --------------------------------------------------------------------------------

                                   APPENDIX I

                      VIRGINIA CODE, TITLE 13.1, CHAPTER 9
                                  ARTICLE 14.1

             SS13.1-728.1. Definitions.  -- As used in this article:

             'Acquiring person,' with respect to any issuing public corporation, means any person who has made or proposes to make a control share acquisition of shares of such issuing public corporation.

             'Beneficial ownership' means the sole or shared power to dispose or direct the disposition of shares, or the sole or shared power to vote or direct the voting of shares, or the sole or shared power to acquire shares, including any such power which is not immediately exercisable, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A person shall not be deemed to be a beneficial owner of shares tendered pursuant to a tender or exchange offer made by such person until the tendered shares are accepted for purchase or exchange. A person shall not be deemed to be a beneficial owner of shares as to which such person may exercise voting power solely by virtue of a revocable proxy conferring the right to vote. A member of a national securities exchange shall not be deemed to be a beneficial owner of shares held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange, may direct the vote of such shares, without instructions, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the shares to be voted but is otherwise precluded by the rules of such exchange from voting without instructions.

             'Control share acquisition' means the direct or indirect acquisition, other than in an excepted acquisition, by any person of beneficial ownership of shares of an issuing public corporation that, except for this article, would have voting rights and would, when added to all other shares of such issuing public corporation which then have voting rights and are beneficially owned by such person, would cause such person to become entitled, immediately upon acquisition of such shares, to vote or direct the vote of, shares having voting power within any of the following ranges of the votes entitled to be cast in an election of directors: (i) one-fifth or more but less than one-third of such votes; (ii) one-third or more but less than a majority of such votes; or (iii) a majority or more of such votes. If voting rights are granted pursuant to this article in respect of any such range to shares so acquired by any person, any acquisition by such person of additional shares shall not, for purposes of the preceding sentence, constitute a control share acquisition unless, as a result of such acquisition, the voting power of the shares beneficially owned by such person would be in excess of such range in respect of which voting rights had previously been granted. If this article applies to acquisitions of shares of an issuing public corporation at the time of a control share acquisition of any shares of such corporation, then shares acquired by the same person within ninety days before or after such control share acquisition and shares acquired by the same person pursuant to a plan to make a control share acquisition are deemed

- --------------------------------------------------------------------------------
                                      I-1


- --------------------------------------------------------------------------------

to have been acquired in the same control share acquisition for the purposes of this article, regardless of the applicability of this article at the time of any other acquisitions of shares during such periods or pursuant to such a plan.

             'Excepted acquisition' means the acquisition of shares of an issuing public corporation in any of the following circumstances:

         1. Before January 26, 1988;

         2. Pursuant to a binding contract in effect before January 26, 1988;

         3. Pursuant to the laws of wills and decedents' estates;

         4. Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this article;

         5. Pursuant to a merger or plan of share exchange effected in compliance with Article 12 (SS13.1-716 et seq.) of this chapter if the issuing public corporation is a party to the agreement of merger or plan of share exchange;

         6. Pursuant to a tender or exchange offer that is made pursuant to an agreement to which the issuing public corporation is a party;

         7. Directly from the issuing public corporation, or from any of its wholly owned subsidiaries, or from any corporation having beneficial ownership of shares of the issuing public corporation having at least a majority, before such transaction, of the votes entitled to be cast in the election of directors of such issuing public corporation; or

         8. In good faith and not for the purpose of circumventing this chapter by or from any person (a 'transferor') whose voting rights had previously been authorized by shareholders in compliance with this article, or whose previous acquisition of beneficial ownership of shares would have constituted a control share acquisition but for any of subdivisions 1 through 7 in this definition; however, any acquisition described in this subdivision 8 shall constitute a control share acquisition if as a result thereof any person acquires beneficial ownership of shares of such issuing public corporation having voting power in the election of directors in excess of the range of votes within which the transferor was authorized by this article to exercise voting power immediately before such acquisition.

             'Interested shares' means the shares of an issuing public corporation the voting of which in an election of directors may be exercised or directed by any of the following persons: (i) an acquiring person with respect to a control share acquisition; (ii) any officer of such issuing public corporation; or (iii) any employee of such issuing public corporation who is also a director of the corporation.

             'Issuing public corporation' means a domestic corporation that has 300 or more shareholders.

- --------------------------------------------------------------------------------
                                      I-2


- --------------------------------------------------------------------------------

             'Person' means any individual, domestic corporation, foreign corporation, partnership, unincorporated association or other entity, and any associate of any such person. For this purpose, 'associate' shall mean (i) any other person who directly or indirectly controls, or is controlled by or under common control with, any such person or who is acting or intends to act jointly or in concert with any such person in connection with the acquisition of or exercise of beneficial ownership over shares; (ii) any corporation or organization of which any such person is an officer, director or partner or as to which any such person performs a similar function; (iii) any other person having direct or indirect beneficial ownership of ten percent or more of any class of equity securities of any such person; (iv) any trust or estate in which any such person has a beneficial interest or as to which any such person serves as trustee or in a similar fiduciary capacity; and (v) any relative or spouse of any such person, or any relative of such spouse, any one of whom has the same residence as any such person. For this purpose, 'control' shall mean the possession, direct or indirect, of the power to direct or to cause the direction of the management or policies or a person, whether through the ownership of voting securities, by contract, arrangement or understanding, or otherwise.

             The 'votes' entitled to be cast by any share shall, if any voting group is entitled to vote for less than the total number of directors to be elected at any election, be determined by multiplying the number of votes entitled to be cast by the holder of such share by the number of directors for whom such holder is entitled to vote; however, beneficial ownership of a majority of the shares comprising any such voting group shall be deemed to entitle such beneficial owner to cast all the votes of the shares in such voting group.

             SS13.1-728.2. Application. -- Unless, at the time of any control share acquisition with respect to an issuing public corporation, such corporation's articles of incorporation or bylaws provide that this article does not apply to acquisitions of shares of such corporation, shares of such corporation acquired in such control share acquisition have only such voting rights as are conferred by SS13.1-728.3. Unless by midnight of the fourth day following (i) the receipt by the secretary of the corporation at the principal office of the corporation, of a notice expressly and specifically describing a proposed control share acquisition, or (ii) in case the proposed control share acquisition is to be made by tender offer, a public announcement, the corporation's articles of incorporation or bylaws provide that this article does not apply, then the provisions of SS13.1-728.3 shall apply to shares to be acquired in such control share acquisition.

             SS13.1-728.3. Voting rights. -- A. Notwithstanding any contrary provision of this chapter, shares acquired in a control share acquisition have no voting rights unless voting rights are granted by resolution adopted by the shareholders of the issuing public corporation. If such a resolution is adopted, such shares shall thereafter have the voting rights they would have had in the absence of this article.

             B. To be adopted under this section, the resolution shall be approved by a majority of all the votes which could be cast in a vote on the election of directors by all the outstanding shares other than interested shares. Interested shares shall not be entitled to vote on the matter, and in determining

- --------------------------------------------------------------------------------
                                      I-3


- --------------------------------------------------------------------------------

whether a quorum exists, all interested shares shall be disregarded. For the purpose of this subsection, the interested shares shall be determined as of the record date for determining the shareholders entitled to vote at the meeting.

             C. If no resolution is adopted under this section in respect of shares acquired in a control share acquisition and beneficial ownership of such shares is subsequently transferred in circumstances where the transferor no longer has beneficial ownership of such shares and the transferee is not engaged in a control share acquisition, then such shares shall thereafter have the voting rights they would have had in the absence of this article.

             SS13.1-728.4. Control share acquisition statement. -- Any acquiring person may, after any control share acquisition or before any proposed one, deliver a control share acquisition statement to the issuing public corporation at its principal office. The control share acquisition statement shall set forth all of the following:

         1. The identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining the shares owned or to be owned, beneficially, by the acquiring person.

         2. A statement that the control share acquisition statement is given pursuant to this article.

         3. The number of shares of the issuing public corporation beneficially owned by the acquiring person and each other member of the group.

         4. The range of voting power under which the control share acquisition falls or would, if consummated, fall.

         5. A description in reasonable detail of the terms of the control share acquisition or the proposed control share acquisition, including but not limited to:

             a. The source of funds or other consideration and the material terms of the financial arrangements for the control share acquisition;

             b. Any plans or proposals of the acquiring person to liquidate the issuing public corporation, to sell all or substantially all of its assets, to merge it or exchange its shares with any other person, to change the location of its principal executive office or a material portion of its business activities, to change materially its management or policies of employment, to alter materially its relations with suppliers or customers or the communities in which it operates, or to make any other material change in its business, corporate structure, management or personnel;

             c. Any plans or proposals of the acquiring person to acquire additional shares (including additional shares within the range set forth in the statement) or to dispose of any shares; and

             d. Such other information which could reasonably be expected to affect materially the decision of a shareholder with respect to granting voting rights to shares acquired or proposed to be acquired in the control share acquisition.

- --------------------------------------------------------------------------------
                                      I-4


- --------------------------------------------------------------------------------

             6. If the control share acquisition has not taken place, representations of the acquiring person, together with a statement in reasonable detail of the facts upon which they are based, that the control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the proposed control share acquisition. For this purpose, financial capacity shall only be deemed to include (i) cash and cash equivalents in excess of normal working capital requirements and (ii) funds to be provided under legally binding commitments from financial institutions having the capability to advance such funds. If the funds to be provided under such commitments are included in the demonstration of financial capacity, the control share acquisition statement shall be accompanied by complete copies of all such commitments and a written description of all oral understandings concerning the terms and conditions of such commitments.

             SS13.1-728.5. Meeting of shareholders. -- A. If the acquiring person so requests at the time of delivery of a control share acquisition statement and gives an undertaking to pay the corporation's expenses of a special meeting, within ten days thereafter the directors of the issuing public corporation shall call a special meeting of shareholders for the purpose of considering the voting rights to be granted the shares acquired or to be acquired in the control share acquisition.

             B. Unless the acquiring person agrees in writing to another date, the special meeting of shareholders shall be held within fifty days after receipt by the issuing public corporation of the request.

             C. If the acquiring person so requests in writing at the time of delivery of the control share acquisition statement, the special meeting shall not be held sooner than thirty days after receipt by the issuing public corporation of the acquiring person's statement.

             D. If the acquiring person makes no request under subsection A of this section but delivers, no later than thirty days before the intended date of notice of an annual meeting of shareholders, a control share acquisition statement with respect to shares acquired in a control share acquisition, the voting rights to be granted such shares shall be considered by any such annual meeting.

             E. Notwithstanding any contrary provision of this chapter, an appointment of a proxy that confers authority to vote on the granting of voting rights pursuant to this article shall be solicited separately from any offer to purchase, or from any solicitation of an offer to sell, shares of the issuing public corporation, and may not be solicited sooner than thirty days before the meeting unless otherwise agreed to in writing by the acquiring person and the issuing public corporation. No such appointment may be solicited or voted unless the appointment expressly provides that it is revocable at all times until the completion of the vote.

             F. Notwithstanding subsection A of this section, the directors of the issuing public corporation may decline to call a special meeting of shareholders requested under such subsection if they determine that, at the time of such request, the acquiring person does not beneficially own shares having at least five percent of the votes entitled to be cast at an election of directors. If the directors so decline and if the control share acquisition statement accompanying such request was delivered no later than thirty days before the intended date of notice of an annual meeting of shareholders, the voting

- --------------------------------------------------------------------------------
                                      I-5


- --------------------------------------------------------------------------------

rights to be granted shares acquired or to be acquired in the control share acquisition described in the control share acquisition statement shall be considered at such annual meeting.

             G. The control share acquisition statement required pursuant to subsections A, C, D and E of this section shall be delivered under and meet the requirements of SS13.1-728.4.

             SS13.1-728.6. Notice to shareholders. -- A. If a special meeting of shareholders is required to be called pursuant to SS13.1-728.5, notice of the special meeting shall be given as promptly as reasonably practicable by the issuing public corporation to all shareholders of record as of the record date set for the meeting, whether or not entitled to vote at the meeting.

             B. Notice of the special or annual shareholders meeting at which the voting rights are to be considered shall include or be accompanied by the following:

         1. A copy of the control share acquisition statement delivered pursuant to this article.

         2. A statement by the board of directors of the corporation, authorized by its directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the granting of voting rights to shares acquired in the control share acquisition or the proposed control share acquisition.

             SS13.1-728.7. Redemption. -- A. If authorized in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, the shares acquired in such control share acquisition with respect to which no control share acquisition statement has been filed with the issuing public corporation may, at any time during the period ending sixty days after the last acquisition of such shares by the acquiring person, be redeemed by the corporation at the redemption price specified in subsection C of this section.

             B. If authorized in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, shares acquired in such control share acquisition with respect to which the shareholders have failed to grant voting rights at a special meeting or, if no special meeting for such purpose has been convened, at an annual meeting may, at any time during the period ending sixty days after such meeting, be redeemed by the corporation at the redemption price specified in subsection C of this section.

             C. The redemption price for shares to be redeemed under this section shall be the number of such shares multiplied by the dollar amount (rounded to the nearest cent) equal to the average per share price, including any brokerage commissions, transfer taxes and soliciting dealer's fees, paid by the acquiring person for such shares. The corporation may rely conclusively on public announcements by, or filings with the Securities and Exchange Commission by, the acquiring person as to the prices so paid.

             SS13.1-728.8. Dissenters' Rights. -- A. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has beneficial ownership of shares entitled to cast a majority of the votes which could be cast in an election of

- --------------------------------------------------------------------------------
                                      I-6


- --------------------------------------------------------------------------------

directors, all shareholders of the issuing public corporation other than the acquiring person have the right to dissent from the granting of voting rights and to demand payment of the fair value of their shares under Article 15 (SS13.1-729 et seq.) of this chapter as though such granting of voting rights were a corporate action described in subsection A of SS13.1-730, except that the provisions of subsection C of SS13.1-730 shall not be applicable and the failure to vote in favor of the granting of voting rights shall be deemed to constitute compliance with the requirements of subsection A of SS13.1-733.

             B. For the purposes of this section 'fair value' shall in no event be less than the highest price per share paid in the control share acquisition, as adjusted for any subsequent share dividends or reverse share splits or similar changes.

             SS13.1-728.9. Nonexclusivity. -- Except as expressly provided in this article, neither the provisions of this article nor their application to any acquiring person shall limit actions that may be taken, or require the taking of any action, by the board of directors or shareholders with respect to any potential changes in control of any issuing public corporation. In the case of any action taken or not taken by directors, the provisions of SS13.1-690 shall apply, and, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

             The following definitions apply generally to the provisions of the Virginia Stock Corporation Act (Chapter 9 of Title 13.1), including Article 14.1 set forth above.

             SS13.1-603. Definitions.  -- In this chapter [Chapter 9]:

             'Articles of incorporation' means all documents constituting, at any particular time, the charter of a corporation. It includes the original charter issued by the General Assembly, a court or the Commission and all amendments including certificates of merger, except a certificate of merger with a subsidiary pursuant to SS13.1-719, consolidation, serial designation, reduction or correction. It excludes articles of exchange filed by an acquiring corporation. When the articles of incorporation have been restated pursuant to any articles of amendment or merger, it includes only the restated articles of incorporation, including any articles of serial designation, without the accompanying articles of amendment or merger.

             'Authorized shares' means the shares of all classes a domestic or foreign corporation is authorized to issue.

             'Certificate,' when relating to articles filed with the Commission, means the order of the Commission that makes the articles effective, together with the articles.

             'Commission' means the State Corporation Commission of Virginia.

             'Conspicuous' means so written that a reasonable person against whom the writing is to operate should have noticed it. For example, printing in italics or boldface or contrasting color, or typing in capitals or underlined, is conspicuous.

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                                      I-7


- --------------------------------------------------------------------------------

             'Corporation' or 'domestic corporation' means a corporation authorized by law to issue shares, irrespective of the nature of the business to be transacted, organized under this Act or existing pursuant to the laws of this Commonwealth on January 1, 1986, or merged with a corporation of this Commonwealth in such manner as thereby to become a domestic corporation of this Commonwealth, even though also remaining a corporation of another state or states.

             'Deliver' includes mail.

             'Derivative proceeding' means a civil suit in the right of a domestic corporation or, to the extent provided in Article 8.1 (SS 13.1-672.1 et seq.) of Chapter 9 of this title, a foreign corporation.

             'Distribution' means a direct or indirect transfer of money or other property, except its own shares, or incurrence of indebtedness by a corporation to or for the benefit of its shareholders in respect of any of its shares. A distribution may be in the form of a declaration or payment of a dividend; a purchase, redemption, or other acquisition of shares; a distribution of indebtedness of the corporation; or otherwise. Distribution does not include acquisition by a corporation of its shares from the estate or personal representative of a deceased shareholder, or any other shareholder, but only to the extent the acquisition is effected using the proceeds of insurance on the life of such deceased shareholder and the board of directors approved the policy and the terms of the redemption prior to the shareholder's death.

             'Domestic limited liability company' has the same meaning as specified in SS13.1-1002.

             'Domestic limited partnership' has the same meaning as specified in SS 50-73.1.

             'Effective date of notice' is defined in SS 13.1-610.

             'Employee' includes an officer but not a director. A director may accept duties that make him also an employee.

             'Entity' includes corporation and foreign corporation; nonstock corporation; profit and not-for-profit unincorporated association; business trust, estate, partnership, trust, and two or more persons having a joint or common economic interest; and state, United States and foreign government.

             'Foreign corporation' means a corporation authorized by law to issue shares, organized under laws other than the laws of this Commonwealth.

             'Foreign limited liability company' has the same meaning as specified in SS 13.1-1002.

             'Foreign limited partnership' has the same meaning as specified in SS 50-73.1.

             'Government subdivision' includes authority, county, district, and municipality.

             'Includes' denotes a partial definition.

             'Individual' includes the estate of an incompetent or deceased individual.

             'Means' denotes an exhaustive definition.

             'Notice' is defined in SS 13.1-610.

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                                      I-8


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             'Person' includes individual and entity.

             'Principal office' means the office, in or out of this Commonwealth, where the principal executive offices of a domestic or foreign corporation are located, or, if there are no such offices, the office, in or out of this Commonwealth, so designated by the board of directors. The designation of the principal office in the most recent annual report filed pursuant to SS 13.1-775 shall be conclusive for purposes of this chapter.

             'Proceeding' includes civil suit and criminal, administrative, and investigatory action conducted by a governmental agency.

             'Record date' means the date established under Article 7 (SS 13.1-638 et seq.) or Article 8 (SS 13.1-654 et seq.) of this chapter on which a corporation determines the identity of its shareholders for purposes of this chapter.

             'Share' means the unit into which the proprietary interests in a corporation are divided.

             'Shareholder' means the person in whose name shares are registered in the records of the corporation, the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation, or the beneficial owner of shares held in a voting trust.

             'State' when referring to a part of the United States, includes a state and commonwealth, and their agencies and governmental subdivisions; and a territory and insular possession, and their agencies and governmental subdivisions, of the United States.

             'Subscriber' means a person who subscribes for shares in a corporation, whether before or after incorporation.

             'United States' includes district, authority, bureau, commission, department, and any other agency of the United States.

             'Voting group' means all shares of one or more classes or series that under the articles of incorporation or this chapter are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. All shares entitled by the articles of incorporation or this chapter to vote generally on the matter are for that purpose a single voting group.

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                                      I-9



- --------------------------------------------------------------------------------

                                  APPENDIX II

The text of the Tyson proposal (Proposal No. 1) is as follows:


             RESOLVED, that any and all shares of Common Stock, no par value (the 'Shares'), of WLR Foods, Inc., a Virginia corporation, that have previously been acquired by Tyson Foods, Inc., a Delaware corporation ('Tyson'), or any of its 'associates' (as defined in Article 14.1 of the Virginia Stock Corporation
Act), or that may be acquired, directly or indirectly, by Tyson or any of its associates, including, without limitation, its wholly owned subsidiary, WLR Acquisition Corp., a Delaware corporation (the 'Purchaser'), pursuant to the Purchaser's Offer to Purchase, dated March 9, 1994, as it may be amended from time to time, and any Shares thereafter acquired by Tyson, the Purchaser or any of their associates which would be deemed under said Article 14.1 to be acquired in the same control share acquisition, shall have the same voting rights as all other Shares.



            YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE
                            'AGAINST' PROPOSAL NO. 1


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                                      II-1



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                                  APPENDIX III

                      VIRGINIA CODE, TITLE 13.1, CHAPTER 9
                           EXCERPT FROM ARTICLE 14.1

             SS13.1-728.8. Dissenters' Rights. -- A. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has beneficial ownership of shares entitled to cast a majority of the votes which could be cast in an election of directors, all shareholders of the issuing public corporation other than the acquiring person have the right to dissent from the granting of voting rights and to demand payment of the fair value of their shares under Article 15 (SS13.1-729 et seq.) of this chapter as though such granting of voting rights were a corporate action described in subsection A of SS13.1-730, except that the provisions of subsection C of SS13.1-730 shall not be applicable and the failure to vote in favor of the granting of voting rights shall be deemed to constitute compliance with the requirements of subsection A of SS13.1-733.

             B. For the purposes of this section 'fair value' shall in no event be less than the highest price per share paid in the control share acquisition, as adjusted for any subsequent share dividends or reverse share splits or similar changes.

                      VIRGINIA CODE, TITLE 13.1, CHAPTER 9
                                   ARTICLE 15

             SS13.1-729. Definitions. In this article:

             'Corporation' means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, 'corporation' means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, 'corporation' means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

             'Dissenter' means a shareholder who is entitled to dissent from corporate action under SS13.1-730 and who exercises that right when and in the manner required by SS13.1-732 through SS13.1-739.

             'Fair value,' with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

             'Interest' means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

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                                     III-1


- --------------------------------------------------------------------------------

             'Record shareholder' means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

             'Beneficial shareholder' means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

             'Shareholder' means the record shareholder or the beneficial shareholder.

             SS13.1-730. Right to Dissent. -- A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

             1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by SS13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under SS13.1-719;

             2.  Consummation  of  a  plan  of  share  exchange  to  which   the
     corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

             3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

             4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

             B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

             C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

         1. The articles of incorporation of the corporation issuing such shares provide otherwise;

         2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

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                                     III-2


- --------------------------------------------------------------------------------

             a. Cash;

             b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

             c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

         3. The transaction to be voted on is an 'affiliated transaction' and is not approved by a majority of 'disinterested directors' as such terms are defined in SS13.1-725.

             D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

             1. The proposed corporate action is abandoned or rescinded;

             2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

             3. His demand for payment is withdrawn with the written consent of the corporation.

             SS13.1-731. Dissent by nominees and beneficial owners. -- A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

             B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

             1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

             2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

             SS13.1-732. Notice of dissenters' rights. -- A. If proposed corporate action creating dissenters' rights under SS13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

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                                     III-3


- --------------------------------------------------------------------------------

             B. If corporate action creating dissenters' rights under SS13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in SS13.1-734.

             SS13.1-733. Notice of intent to demand payment. -- A. If proposed corporate action creating dissenters' rights under SS13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

             B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

             SS13.1-734. Dissenters' notice. -- A. If proposed corporate action creating dissenters' rights under SS13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of SS13.1-733.

             B. The dissenters' notice shall:

             1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

             2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

             3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

             4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

             5. Be accompanied by a copy of this article.

             SS13.1-735. Duty to demand payment. -- A. A shareholder sent a dissenters' notice described in SS13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to paragraph 3 of subsection B of SS13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

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                                     III-4


- --------------------------------------------------------------------------------

             B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

             C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

             SS13.1-736. Share restrictions. -- A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

             B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

             SS13.1-737. Payment. -- A. Except as provided in SS13.1-738, within thirty days after receipt of a payment demand made pursuant to SS13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

             B. The payment shall be accompanied by:

             1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

             2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

             3. A statement of the dissenters' right to demand payment under SS13.1-739; and

             4. A copy of this article.

             SS13.1-738. After-acquired shares. -- A. A corporation may elect to withhold payment required by SS13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

             B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full

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                                     III-5


- --------------------------------------------------------------------------------

satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenters' right to demand payment under SS13.1-739.

             SS13.1-739. Procedure if shareholder dissatisfied with payment or offer. -- A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under SS13.1-737), or reject the corporation's offer under SS13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under SS13.1-737 or offered under SS13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

             B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

             SS13.1-740. Court action. -- A. If a demand for payment under SS13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

             B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

             C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

             D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

             E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the

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                                     III-6


- --------------------------------------------------------------------------------

powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

             F. Each dissenter made a party to the proceedings is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under SS13.1-738.

             SS13.1-741. Court costs and counsel fees. -- A. The court in an appraisal proceeding commenced under SS13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under SS13.1-739.

             B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

             1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of SS13.1-732 through SS13.1-739; or

             2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

             C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

             D. In a proceeding commenced under subsection A of SS13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

             The following definitions apply generally to the provisions of the Virginia Stock Corporation Act (Chapter 9 of Title 13.1), including Article 15 and the Article 14.1 excerpt set forth above.


             SS13.1-603. Definitions. -- In this chapter [Chapter 9]:


             'Articles of incorporation' means all documents constituting, at any particular time, the charter of a corporation. It includes the original charter issued by the General Assembly, a court or the Commission and all amendments including certificates of merger, except a certificate of merger with a susidiary pursuant to SS13.1-719, consolidation, serial designation, reduction or correction. It excludes articles of exchange filed by an acquiring corporation. When the articles of incorporation have been

- --------------------------------------------------------------------------------
                                     III-7


- --------------------------------------------------------------------------------

restated pursuant to any articles or  amendment or merger, it includes only  the
restated   articles  of   incorporation,  including   any  articles   of  serial
designation, without the accompanying articles of amendment or merger.

             'Authorized shares' means the shares of all classes a domestic or foreign corporation is authorized to issue.

             'Certificate,' when relating to articles filed with the Commission, means the order of the Commission that makes the articles effective, together with the articles.

             'Commission' means the State Corporation Commission of Virginia.

             'Conspicuous' means so written that a reasonable person against whom the writing is to operate should have noticed it. For example, printing in italics or boldface or contrasting color, or typing in capitals or underlined, is conspicuous.

             'Corporation' or 'domestic corporation' means a corporation authorized by law to issue shares, irrespective of the nature of the business to be transacted, organized under this Act or existing pursuant to the laws of this commonwealth on January 1, 1986, or merged with a corporation of this Commonwealth in such manner as thereby to become a domestic corporation of this Commonwealth, even though also remaining a corporation of another state or states.

             'Deliver' includes mail.

             'Derivative proceeding' means a civil suit in the right of a domestic corporation or, to the extent provided in Article 8.1 (SS13.1-672.1 et seq.) of Chapter 9 of this title, a foreign corporation.

             'Distribution' means a direct or indirect transfer of money or other property, except its own shares, or incurrence of indebtedness by a corporation to or for the benefit of its shareholders in respect of any of its shares. A distribution may be in the form of a declaration or payment of a dividend; a purchase, redemption, or other acquisition of shares; a distribution of indebtedness of the corporation; or otherwise. Distribution does not include acquisition by a corporation of its shares from the estate or personal representative of a deceased shareholder, or any other shareholder, but only to the extent the acquisition is effected using the proceeds of insurance on the life of such deceased shareholder and the board of directors approved the policy and the terms of the redemption prior to the shareholder's death.

             'Domestic limited liability company' has the same meaning as specified in SS13.1-1002.

             'Domestic limited partnership' has the same meaning as specified in SS50-73.1

             'Effective date of notice' is defined in SS13.1-610.

             'Employee' includes an officer but not a director. A director may accept duties that make him also an employee.

             'Entity' includes corporation and foreign corporation; nonstock corporation; profit and not-for-profit unincorporated association; business trust, estate, partnership, trust, and two or more persons having a joint or common economic interest; and state, United States and foreign government.

- --------------------------------------------------------------------------------
                                     III-8


- --------------------------------------------------------------------------------

             'Foreign corporation' means a corporation authorized by law to issue shares, organized under laws other than the laws of this Commonwealth.

             'Foreign limited liability company' has the same meaning as specified in SS13.1-1002.

             'Foreign limited partnership' has the same meaning as specified in SS50-73.1.

             'Government subdivision' includes authority, county, district, and municipality.

             'Includes' denotes a partial definition.

             'Individual' includes the estate of an incompetent or deceased individual.

             'Means' denotes an exhaustive definition.

             'Notice' is defined in SS13.1-610.

             'Person' includes individual and entity.

             'Principal office' means the office, in or out of this Commonwealth, where the principal executive offices of a domestic or foreign corporation are located, or, if there are no such offices, the office, in or out of this Commonwealth, so designated by the board of directors. The designation of the principal office in the most recent annual report filed pursuant to SS13.1-775 shall be conclusive for purposes of this chapter.

             'Proceeding' includes civil suit and criminal, administrative, and investigatory action conducted by a governmental agency.

             'Record date' means the date established under Article 7 (SS13.1-638 et seq.) or Article 8 (SS13.1-654 et seq.) of this chapter on which a corporation determines the identiy of its shareholders for purposes of this chapter.

             'Share' means the unit into which the proprietary interests in a corporation are divided.

             'Shareholder' means the person in whose name shares are registered in the records of the corporation, the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation, or the beneficial owner of shares held in a voting trust.

             'State' when referring to a part of the United States, includes a state and commonwealth, and their agencies and governmental subdivisons; and a territory and insular possession, and their agencies and governmental subdivisions, of the United States.

             'Subscriber' means a person who subscribes for shares in a corporation, whether before or after incorporation.

             'United States' includes district, authority, bureau, commission, department, and any other agency of the United States.

             'Voting group' means all shares of one or more classes or series that under the articles of incorporation or this chapter are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. All shares entitled by the articles of incorporation or this chapter to vote generally on the matter are for that purpose a single voting group.

- -------------------------------------------------------------------------------

                                   IMPORTANT

         Your vote is important. Regardless of the number of shares of WLR Foods common stock you own, please vote as recommended by your Board of Directors by voting AGAINST the Tyson proposal (Proposal 1). To do so, please take these two simple steps:

       1. PLEASE SIGN, DATE, MARK AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.


       2.   DO NOT RETURN ANY PROXY CARDS SENT TO YOU BY TYSON.



  IF YOU VOTED TYSON'S PROXY CARD BEFORE RECEIVING YOUR WLR FOODS WHITE PROXY
   CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING, MARKING AND MAILING THE ENCLOSED WHITE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE SPECIAL MEETING.


            WARNING: TYSON IS USING THE NAME 'WLR ACQUISITION CORP.'
              DO NOT BE CONFUSED. WLR ACQUISITION CORP. IS TYSON.

         If you own your shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a white card on your behalf. You should also promptly sign, date, mark and mail your white card when you receive it from your broker. Please do so for each separate account you maintain.

         You should return your white proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend.

         IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL US AT (703) 896-7001. YOU MAY ALSO CALL D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL-FREE, AT 800-669-5550.




                                WLR FOODS, INC.
                                 P.O. BOX 7000
                               BROADWAY, VA 22815

      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WLR FOODS, INC.
        FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 1994



The undersigned hereby appoints Charles L. Campbell and William H. Groseclose and either of them proxies for the undersigned with full power of substitution or resubstitution to vote all shares of common stock of WLR Foods, Inc. which the undersigned is entitled to vote at the Special Meeting of shareholders of the Company scheduled to be held on May 21, 1994, and any adjournments or postponements thereof, hereby revoking all prior proxies on the matters set forth below as follows:


                    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE

                     'AGAINST' THE FOLLOWING TYSON PROPOSAL

1. PROPOSAL BY TYSON FOODS, INC. TO AUTHORIZE VOTING RIGHTS FOR THE SHARES WHICH TYSON AND ITS ASSOCIATES HAVE ACQUIRED OR MAY ACQUIRE IN CONNECTION WITH THEIR OFFER TO BUY WLR FOODS

                     [ ] AGAINST     [ ] FOR     [ ] ABSTAIN

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

  IF PROPERLY EXECUTED, THE SUBMISSION OF THIS PROXY REVOKES ALL PRIOR PROXIES

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN BY THE UNDERSIGNED SHAREHOLDER(S), SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AGAINST THE TYSON PROPOSAL (PROPOSAL NO. 1).



PLEASE SIGN, DATE, MARK AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.


                                                  Please sign  exactly  as  name
                                                  appears at left
                                                  Date _________________________
                                                  ______________________________
                                                            Signature
                                                  ______________________________
                                                    Signature if Held Jointly


                                                  IMPORTANT:  WHEN  STOCK  IS IN
                                                  TWO OR MORE NAMES, ALL  SHOULD
                                                  SIGN.   WHEN  SIGNING   AS  AN
                                                  ATTORNEY-IN-FACT, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE,
                                                  GUARDIAN, PARTNER  OR  OFFICER
                                                  OF  A CORPORATION,  GIVE TITLE
                                                  AS  SUCH.  IF  A  CORPORATION,
                                                  PLEASE  SIGN IN CORPORATE NAME
                                                  BY PRESIDENT OR OTHER
                                                  AUTHORIZED   OFFICER.   IF   A
                                                  PARTNERSHIP,  PLEASE  SIGN  IN
                                                  PARTNERSHIP   NAME    BY    AN
                                                  AUTHORIZED PERSON.